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                     October 6, 2023

       Yanru Zhou
       Chief Financial Officer
       SUIC Worldwide Holdings Ltd.
       136-20 38th Ave. Unit 3G
       Flushing , NY 11354

                                                        Re: SUIC Worldwide
Holdings Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed June 30, 2023
                                                            File No. 000-53737

       Dear Yanru Zhou:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services